Exhibit 99.1




Notice of Reference Yields and Total Purchase Prices for Pennzoil-Quaker State Company Debt Tender Offers for its 10% Senior Notes

Houston, TX (October 30, 2002)--Pennzoil-Quaker State Company, a wholly owned subsidiary of Shell Oil Company, announced today the following reference yield and total purchase price in respect of Pennzoil's 10% Senior Notes, Series B, due 2008 (the "10% notes"), determined in the manner described in Pennzoil's Offer to Purchase and Consent Solicitation Statement dated October 2, 2002, as of 2:00 p.m., New York time, on October 29, 2002. The total purchase price includes the 10% note consent fee, payable in respect of 10% notes tendered before the consent payment deadline. The purchase price for 10% notes tendered after the consent payment deadline will be the total purchase price less the consent fee. The 10% note consent fee is $30 per $1,000 principal amount of notes tendered.

For the 10% Senior Notes, Series B, due 2008 -- CUSIP No.: 709323AF6, in respect of the 10% notes tendered either pursuant to the 10% note tender offer or the 10% note alternative offer, the applicable reference yield is 2.238% and the total purchase price for each $1,000 principal amount of notes validly tendered and accepted for payment is $1,204.02.

In addition to the total purchase price, Pennzoil will pay accrued and unpaid interest to, but not including, the settlement date on each $1,000 principal amount of such 10% notes tendered and accepted for payment. The settlement date is expected to be Monday, November 4, 2002.

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. The offer is made only by the Offer to Purchase and Consent Solicitation Statement dated October 2, 2002.

Merrill Lynch & Co. is the exclusive Dealer Manager for the offers and the consent solicitations. Questions concerning the terms of the offers and consent solicitations may be directed to Merrill Lynch at (888) ML4-TNDR (toll-free), or (212) 449-4914. Documents may be obtained by contacting Mellon Investor Services LLC, the information agent, at (888) 585-5314 - bankers and brokers call collect at (917) 320-6286.

On March 25, 2002, Shell Oil Company, a wholly owned member of the Royal Dutch/Shell Group of Companies (NYSE-RD), and Pennzoil entered into a merger agreement pursuant to which Shell Oil Company agreed to acquire Pennzoil, with each share of Pennzoil common stock to be converted into the right to receive $22.00 in cash. On October 1, 2002, the merger was consummated. As a result of the merger, Pennzoil is now a wholly owned subsidiary of Shell Oil Company. Neither Shell Oil Company nor any other member of the Royal Dutch/Shell Group of Companies has guaranteed Pennzoil's obligations with respect to the notes as a result of the merger nor has at present any intention to do so.